MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Media Marketing 365 Inc.

We consent to the use of our report dated March 16, 2021 with respect to the financial statements of Media Marketing 365 Inc. as of December 31, 2020 and the related statements of operations, shareholders’ deficit and cash flows for the period from August 3, 2020 (inception) through December 31, 2020.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 24, 2021

/S/ Michael Gillespie & Associates, PLLC